Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces Sale of

Non-Core Assets in the Eagle Ford Shale

Eastern Cotulla Assets Sold for $181 Million in Cash

HOUSTON--(GLOBE NEWSWIRE)--Oct. 24, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that the Company has executed a definitive agreement with Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) (“Carrizo”) to sell certain non-core assets in the Eagle Ford Shale.

Transaction Highlights:

•	Cash consideration of $181 million upon closing, subject to normal and customary closing adjustments;
•	Approximately 15,000 net acres primarily located in La Salle and McMullen Counties, TX;
•	Net proved reserves of 6.9 MMBoe (90% developed); and
•	Net production of approximately 3,000 barrels of oil equivalent per day (“Boe/d”) (61% oil) from 112 gross (93 net) wells.

The divestiture of non-core assets is consistent with the Company’s strategy to increase liquidity, improve its balance sheet and focus on growth of the Catarina asset, where Sanchez Energy has already identified over 1,350 high quality drilling locations.  The asset package that will be divested is located in the eastern portion of the Cotulla area. With the Company’s recent focus on the Catarina and Maverick areas of its asset base, this strategic divestiture will provide the Company with increased financial flexibility, including the ability to expand its capital allocation in core areas.

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Exhibit 99.1

MANAGEMENT COMMENTARY

“The transaction announced today is further evidence of our dedication to improving our balance sheet while maintaining our focus on core areas of operations,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Proceeds from the transaction, which is expected to close in the fourth quarter 2016, are expected to enhance the Company’s already strong liquidity position which, as of the end of the third quarter 2016, totaled approximately $629 million, consisting of approximately $329 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million.  We continue to pursue accretive asset acquisitions and an organic growth strategy that stems from highly economic wells at today’s commodity price level, our low cost structure and from our extensive inventory of high quality drilling opportunities.”

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the anticipated closing of the Transactions; and the Company’s plans for development of the Catarina asset.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by

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Exhibit 99.1

management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

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